Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Granite Ridge Resources, Inc. (the "Registration Statement") of our report dated February 1, 2023, with respect to estimates of reserves and future net revenue to the Granite Ridge Resources, Inc. interest, as of December 31, 2022, in certain oil and gas properties located in the United States.  We also consent to all references to our firm, including the reference to us under the heading "Experts", in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
May 19, 2023